EXHIBIT 21.1

SUBSIDIARIES OF FROZEN FOOD EXPRESS INDUSTRIES, INC.

Name of Subsidiary	Jurisdiction of Incorporation
FFE Transportation Services, Inc.	Delaware
FX Holdings, Inc.	Delaware
Conwell Corporation	Delaware
Conwell, LLC	Delaware
Lisa Motor Lines, Inc.	Delaware
FFE Logistics, Inc.	Delaware
Compressors Plus, Inc.*	Texas

Each subsidiary does business under its corporate name.

* Inactive

In an effort to simplify our consolidated group, the following companies, which conducted no business during 2007, were merged during December 2007 into the Registrant:

Name of Former Entity
Conwell Cartage, Inc.
FFE, Inc.
Frozen Food Express, Inc.
Middleton Transportation Company

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